Exhibit 10.6

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of May 18, 2023 (the “Effective Date”) by and among:

1.	SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C”); and

2.	First Eagle Private Credit Fund, a Delaware statutory trust (“Company” or “Client”).

SS&C and Client each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority), regardless of the legal, equitable or other theory. Notwithstanding the foregoing, “Action” shall not include any ordinary course regulatory audits or routine regulatory requests for information.

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Client Data” means all data of Client, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Client and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f) “Confidential Information” means any information about Client or SS&C, including this Agreement and Fee Letter, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Data Supplier” means a supplier of Market Data.

(h) “Governing Documents” means the constitutional documents of an entity and, with respect to Company, any registration statements, offering memorandum, and subscription materials, all as amended from time to time.

(i) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(m) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n) “Services” means the services listed in Schedule A.

(o) “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p) “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services. SS&C Property shall not include the data contained in reports or statements provided to Client, provided that Market Data shall remain SS&C Property subject to Section 3.4.

(q) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1. Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Client with reasonable care, skill, prudence and diligence. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Client requests to change the Services, including those necessitated by a change to the Governing Documents of Company, or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2. Client agrees to pay the fees, charges and expenses in accordance with, and in the manner set forth in, the fee letter, dated [•], 2023 (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, with the written consent of Client if required by applicable Law (and any required Client consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations) or (ii) with Client’s prior consent, other Persons (and any required Client consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of Personal Information such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) SS&C will identify such agents and the Services delegated and will update Client when making any material changes in sufficient detail to provide transparency and to enable Client to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate.

3.	Client Responsibilities

3.1. The management and control of the Company are vested exclusively in the Company’s board of trustees (the “Board”) and its officers, subject to the terms and provisions of the Company’s applicable Governing Documents. Company or its agents are responsible for and will make all decisions, perform all management functions relating to the operation of the Company and authorize all transactions. Without limiting the foregoing, Client shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Company.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c) Provide, or cause to be provided, and accept responsibility for, valuations of Company’s assets and liabilities in accordance with Company’s written valuation policies, as applicable.

(d) Provide SS&C with timely and accurate information including trading and Company investor records, valuations and any other items reasonably requested by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Company and do not limit or modify Company’s responsibility for determining the value of Company’s assets and liabilities.

3.3. Client is solely and exclusively responsible for ensuring that Client complies with applicable Law and its respective Governing Documents. It is the Client’s responsibility to provide all final Governing Documents related to the Company as of the Effective Date. The Client will notify SS&C in writing of any changes to the Company’s Governing Documents related to cannabis, cannabinoids, or cryptocurrency investments, and/or that may materially impact the Services and/or that affect the Company’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C will provide Client with copies of its internal policies, if any, relating to cannabis, cannabinoids, or cryptocurrency investments and notify Client in writing of any material changes to such policies. Except as otherwise set forth herein, SS&C is not responsible for monitoring Client’s compliance with (i) applicable Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Client in connection with the Services and (ii) not be disseminated by Client to any Person other than the Company’s investment advisers, independent public accounting firm, Board and officers, as necessary, for use in their provision of services to Company or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Client or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Client on Market Data or the provision of Market Data in connection with this Agreement.

3.5. Company shall deliver, and make reasonable efforts to procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons acting on its behalf promptly deliver, to SS&C, all Client Data and the then most current version of all Company Governing Documents. Company shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6. Subject to Section 6, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder without further enquiry or liability; provided that, notwithstanding Section 6, SS&C Associates shall be entitled to rely on information provided by Client and its Affiliates and agents so long as such reliance is in good faith.

3.7. Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Client, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Client will make available to and SS&C Associates may request advice from counsel for any of Client, Client’s independent board members, or its officers, each at the Client’s expense.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through December 31, 2026 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each unless either SS&C or Client provides the other Party with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1. SS&C or Client also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is Client, it becomes subject to a material Action that SS&C reasonably determines could cause SS&C reputational harm, (v) where the other Party is SS&C, it becomes subject to a material Action involving fraud, willful misconduct, criminal activities or material violation of applicable Law with respect to SS&C’s actions or inactions in its capacity as a transfer agent that Client reasonably determines could cause Client reputational harm, or (vi) where the other Party is Company, material changes in Company’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or does not comply with SS&C’s internal policies related to cannabis, cannabinoids, or cryptocurrency investments previously provided to the Company.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon the delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall (i) continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by the Parties; and (ii) provide reasonable exit assistance by promptly supplying requested Client Data to Client, or any other Person(s) designated by such Client, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Fee Letter for the balance of the unexpired portion of the Term. In the event that Client wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, Client and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate.

5.3. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Client after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Client for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Client shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim between the Parties, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including documented legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Client on a quarterly basis prior to the final disposition of such matter upon receipt by Client of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. Upon the assertion of a Claim for which Client may be required to indemnify SS&C,

SS&C shall notify Client of such assertion, and shall keep Client advised with respect to all material developments concerning such Claim. Client shall have the option to participate with SS&C in the defense of such Claim and SS&C shall reasonably allow such participation. SS&C shall in no case confess, compromise or settle the Claim in any case in which Client may be required to indemnify it except with the prior written consent of Client, which consent shall not be unreasonably delayed, withheld or conditioned. The maximum amount of cumulative liability of SS&C Associates to Client for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting solely from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed the most recent preceding month’s fees multiplied by 36.

6.2. With the exception of Market Data, SS&C shall indemnify, defend, and hold harmless Client and its Affiliates, from and against Losses (including reasonable legal fees and costs to enforce this provision) that Client or its Affiliates suffer, incur, or pay as a result of any Claim brought by a third party that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to extent such infringement is a result of or arises out of (i) improper use of the Services or any SS&C Property by Client or its Affiliates, (ii) modifications to the Services or SS&C Property made by Client or its Affiliates not previously authorized in writing by SS&C, (iii) Client or its Affiliates not complying with instructions or designs required by SS&C, (iv) use of the Services or SS&C Property by Client or its Affiliates in breach of this Agreement, or (v) the combination of the Services or SS&C Property by Client or its Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by SS&C. SS&C may discharge its indemnity obligation by, at its sole option and expense (a) procuring any right to allow Client to continue to receive the infringing part of the Services, (b) modifying, amending or replacing the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) terminating the infringing part of the Services, provided that SS&C shall in such case refund any fees paid in advance by the Client with respect thereto.

6.3. Except with respect to all amounts payable to an indemnifying Party as a part of its indemnification obligations under this Section 6, under no circumstances shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

6.4. SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretation of securityholder instructions. SS&C and Fund will discuss liability for an “as of” transaction loss on a case-by-case basis. SS&C will accept responsibility for a particular situation resulting in an ‘as of’ loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, SS&C’s conduct was culpable and SS&C’s conduct was the sole cause of the loss. A loss is “material” for purposes of this Section 6.4 when it results in a pricing error on a particular transaction which equals or exceeds one-half of one full cent ($.005) per share times the number of shares outstanding. If the net effect of the “as of” transactions described herein that are determined to be caused solely by SS&C is negative and exceeds the above materiality threshold, then SS&C shall promptly contact the Company. SS&C will work with the Company and the Company’s accountants to determine what, if any, impact the threshold break has on the Company’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Company re-pricing the affected day(s), SS&C re-processing, at its expense, all affected transactions in the Company that took place during the period, or a payment to the Company. The Company agrees to work in good faith with SS&C and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Company agrees to re-price the affected day(s) and to allow SS&C to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when SS&C must contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares of the Company (i.e., on the basis of the value of the Shares of the Company, including all classes of the Company, not just those of the affected class).

7.	Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action (including, solely for purposes of this Section 7.1(b), any ordinary course regulatory audits or routine regulatory requests for information) that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Company represents and warrants to SS&C that it is a closed-end management investment company and has elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended.

7.3. SS&C represents and warrants to Client that:

(a) it shall provide the Services in accordance with Laws applicable to SS&C, including the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder as applicable to SS&C for the Services as set forth in Schedule A.

(b) To its knowledge, none of the software owned or licensed by SS&C and made accessible by SS&C to Client in connection with the Services contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data maintained by SS&C.

(c) (c) It has implemented and maintains policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Personal Information and Confidential Information maintained by SS&C.

(d) To the best of its knowledge, it is not subject to any instituted or threatened Action which would materially impair its ability to perform its duties and obligations under this Agreement and it will promptly notify Client of any material Action against it which would materially impair its future ability to perform its obligations under this Agreement.

(e) (e) It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Client with a summary of its business continuity policies, will test its business continuity procedures at least annually and will provide Client with a summary of the test results upon written request.

(f) SS&C is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the 1934 Act, including Section 17(A)(c) of the 1934 Act.

8.	Client Data

8.1. Client will (i) provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that it and each such Person has the right to so share such Client Data. As between SS&C and Client, all Client Data shall remain the property of the applicable Client. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Client with respect to the disclosure or disposition of Client Data related to Company, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. SS&C shall maintain and store material Client Data used in the books and records of Company for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1. From time to time and in connection with the Services SS&C may obtain access to certain personal information from the Client. Personal information relating to the Client and its Affiliates, directors, officers, employees, agents, current and prospective Client shareholders, plan sponsors and plan participants may be processed by SS&C and its Affiliates. The Client consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.

9.2. SS&C will notify the Client without undue delay after becoming aware of a confirmed breach of Personal Information and provide reasonable assistance to the Client in its notification of that breach to the relevant supervisory authority and those individual impacted, as required by applicable Law. SS&C will not disclose or use Personal Information obtained from or on behalf of the Client except in accordance with the lawful instructions of the Client to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Client and to comply with applicable Law.

9.3. The Client acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Client, and make such consolidated data available to clients of the analytics products and services. The Client hereby consents to the use by SS&C of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Client information will be aggregated, anonymized and sometimes enriched with external data sources. SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying the Client or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Client or its investors.

9.4. California Privacy Legislation. For the purposes of this clause the following terms shall have the following respective meanings:

(a)

“CCPA” means the California Consumer Privacy Act of 2018, California Civil Code § 1798.100 to 1798.199, effective 1 January 2020, as amended by the California Privacy Rights Act of 2020, effective 1 January 2023 and their respective implementing regulations.

(b)

“Personal Information” means personal information within the meaning of CCPA which is received or collected by SS&C from, or on behalf of, Fund or Management in connection with performing its obligations pursuant to this Agreement.

(c)	“Business”, “Business Purpose”, “Consumer”, “Sell”, “Service Provider”, “Share” and “Verifiable Consumer Request” have the meaning given in Section 1798.140 of CCPA.

9.4.1 To the extent CCPA applies to Client as Business and SS&C as Service Provider in the receipt and/or provision of Services under this Agreement, the Parties hereby agree the following:

(a)	SS&C, as a Service Provider, shall not:

(i)	Sell or Share Personal Information;

(ii)	retain, use or disclose any Personal Information for any purpose other than:

1.	the limited and specified Business Purposes of providing the Services or performing its obligations under this Agreement; or

2.	in accordance with Fund’s or Management’s lawful instructions; or

3.	outside of the direct business relationship between SS&C and Fund or Management; or

4.	as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA

(iii)	combine Personal Information with personal information received from or on behalf of another person, or collected from SS&C’s own interactions with individuals.

(b)	SS&C shall comply with its own applicable obligations as Service Provider under CCPA and provide the same level of privacy protection as is required by CCPA.

(c)	SS&C shall notify Client on a timely basis if at any time SS&C makes a determination that it can no longer meet its obligations under CCPA.

(d)

The Parties agree that Client may take reasonable and appropriate steps to ensure that SS&C uses Personal Information in a manner consistent with Client’s obligations under CCPA and, upon written notice to SS&C stop and remediate the unauthorized use of Personal Information.

(e)

SS&C shall provide Client with reasonable assistance in Client’s obligations to respond to Verifiable Consumers Requests in connection with a request for information or deletion by such Consumer pursuant to CCPA, including Section 1798.105(c) of CCPA, and at Client’s written direction, SS&C shall delete, or enable Client to delete such Personal Information, in each case taking into account the nature of the processing and the information available to SS&C, provided that SS&C shall not be required to comply with a Consumer’s request to delete the Consumer’s Personal information if it is reasonably necessary for Business of the Service Provider to maintain the Consumer’s Personal information in accordance with CCPA, including the purposes described in Section 1798.105.

9.5. Client agrees that it shall comply at all times with its own applicable obligations as Business under CCPA. Client agrees to ensure that all relevant Consumers for whom SS&C will process Personal Information on Client’s behalf as contemplated by this Agreement are fully informed concerning such processing, including, where relevant, the processing of such Personal Information outside the State of California and if applicable provide consent for CCPA compliance purposes.

9.6. Client acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of Client, and make such consolidated data available to clients of the analytics products and services. Client hereby consents to the use by SS&C of Client Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C will not disclose shareholder names or other personal identifying information, or information specific to or identifying Client or any information in a form or manner which could reasonably be utilized to readily determine the identity of Client or its shareholders.

9.7. Without prejudice to SS&C’s obligations under Section 9.2 and 9.3, SS&C will promptly investigate incidents of accidental or unlawful destruction, alteration, unauthorized disclosure of or access to or loss of Client Data, including Personal Information maintained or processed by SS&C (a “Data Breach”) and, unless prohibited by applicable Law, notify Client without undue delay upon becoming aware of a Data Breach, and such notification shall at least describe:

(a) the nature of the Data Breach including, where the Data Breach involves Personal Information, the categories and approximate number of data subjects concerned and the categories and approximate number of Personal Information records concerned;

(b) the likely consequences of the Data Breach; and

(c) the measures taken or proposed to be taken to address the Data Breach including, where appropriate, measures to mitigate its possible adverse effects. Without prejudice to SS&C’s obligations under Sections 9.1 and 9.2, SS&C will implement and maintain (a) a written information security program which shall be reviewed by SS&C at least annually and (b) policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Data, including Personal Information, maintained by SS&C that could result in material harm or inconvenience to Client or Company investors. SS&C shall provide a summary of such written information security program to Client upon written request.

SS&C shall, to the extent that the Client is required by Law to make notifications of the Data Breach and the Client is the party responsible for such notification, work with Client in good faith to allow Client to make any such notification. SS&C will reasonably cooperate with Client in the event of any Government Authority and/or supervisory inquiry directed to the Client related to or arising out of a Data Breach.

9.8. SS&C shall comply with Exhibit A (Information Security Program), which is made a part of this Agreement and applies to the Services. The policies and procedures specified in Exhibit A (Information Security Program) are subject to change at any time provided that the protections afforded thereby will not be diminished in any material way in comparison with those currently provided by SS&C to the Client under this Agreement. Throughout the Term of this Agreement, as part of the Services, SS&C shall maintain commercially reasonable backup and security procedures in accordance with its then current internal policies and procedures. SS&C will be reasonably available to meet with and provide assurances to the Client concerning its backup procedures as well as its security procedures.

10.	SS&C Property

10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Client nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Client shall not (unless required by applicable Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a) In the case of Client, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Client Representative”) who need to know such information for the purpose of carrying out Client’s duties under, or receiving the benefits of or enforcing, this Agreement. Client shall ensure compliance by Client Representatives with Section 11.1.

(b) In the case of SS&C, to Client and each SS&C Associate, Client Representative, investor, Client bank or broker, Client counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by applicable Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by applicable Law or its internal policies.

11.4. SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and, subject to Section 11.2(c), may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services. Company is subject to U.S. federal and state securities Laws and may make disclosures as it deems necessary to comply with such Laws, subject to 11.2(c).

11.5. Upon the prior written consent of Client, SS&C shall have the right to identify Client in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned, Client shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Company and regulatory filings of Company and may file a copy of this Agreement (excluding the Fee Letter unless required by applicable Law or Government Authority) with the U.S. Securities and Exchange Commission to the extent required by applicable Law and subject to 11.2(c). This Agreement shall not prohibit SS&C from using any Client data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Client is not named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Client, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Client or some other Person, Client will reasonably cooperate with any request by SS&C to include such notices. Client shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to Client’s securities, products or services, verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Client, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Client or any of its respective assets, investors or customers.

12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by applicable Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C:

SS&C GIDS, Inc.

1055 Broadway

Kansas City, MO 64105

Attention: Legal Department

Email: [    ]

If to Company:

First Eagle Private Credit Fund

1345 Avenue of the Americas,

New York, NY 10105

Attention: Head of Legal & Compliance

E-mail: [    ]

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Client, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Client consent, Client may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Client or any other Person for, and Client hereby waives to the fullest extent permitted by Law recourse under, tort, misrepresentation or any other legal theory.

13.6. Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Client understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Client will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Client employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter, Client shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10. No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Client in any Action to which Client is a party or otherwise related to Client (other than an Action between SS&C and Client, Client shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the reasonable and documented cost of outside legal representation, that SS&C reasonably incurs in connection therewith, except to the extent resulting solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. The fees of reputable counsel shall be deemed reasonable.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15. Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Client custodian banks (custody and fund accounting services) and administrators (blue sky and fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

13.16. Insurance. SS&C shall maintain for the Term of this Agreement and for 1 year following the termination or expiry of this Agreement with insurers of good reputation and financial standing: (i) Commercial General Liability insurance in commercially reasonable amounts, (ii) Workers’ Compensation and Employers’ Liability insurance, in each case to the extent required by applicable law, covering all SS&C employees performing services, and (iii) Professional Liability (Errors & Omissions and Cyber Liability) insurance coverage in commercially reasonable amounts. Upon reasonable request of Client, SS&C shall provide a certificate of insurance indicating that such coverage is in place.

This Agreement has been entered into by the Parties as of the Effective Date.

SS&C GIDS, INC.		FIRST EAGLE PRIVATE CREDIT FUND

By:	/s/ Bhagesh Malde	By:	/s/ David O’Connor
Name:	Bhagesh Malde	Name:	David O’Connor
Title:	Authorized Signatory	Title:	Head of Legal and Compliance

Schedule A

Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

1.	“ACH” shall mean the Automated Clearing House.

(i)	“AML” means anti-money laundering and countering the financing of terrorism.

(ii)	“Bank” shall mean a nationally or regionally known banking institution.

(iii)

“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of business development companies and the related compliance services.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation.

(vi)	“Fund” shall mean each Company.

(vii)	“IRA” shall mean Individual Retirement Account.

(viii)

“investor” or “securityholder” means an equity owner in Company, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(ix)	“NAV” means net asset value.

(x)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(xi)

“Procedures” shall collectively mean SS&C’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xii)	“Program” shall mean NSCC Networking, Fund Serv or other DTCC program.

(xiii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xiv)	“TA2000 System” shall mean SS&C’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.

Client acknowledges that SS&C’s ability to perform the Services is subject to SS&C’s timely receipt of all Client Data, the then most current version of Company Governing Documents and required implementation documentation and SS&C application user forms, and the receipt of such information in an accurate and complete form, and in electronic file format, acceptable to SS&C.

4.	Client acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

Client and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Client and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Client informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Client under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Client of the duties and obligations listed.

B.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and repurchase book entry shares or cancelling share certificates as applicable;

(ii)

maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C from Fund, Fund’s distributor, manager or managing dealer, Fund’s investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Schedule B, as may be amended by time to time by the Fund upon written notice to SS&C (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C supports the functionality of the applicable DTCC program:

(a)

accept and effectuate the registration and maintenance of accounts through the Program and the purchase, repurchase, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	prepare shareholder meeting lists for use in connection with any shareholder meeting and certify a copy of such list;

(vi)

Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or 1099 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(a)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders’ accounts,

(b)	copies of shareholder statements, and

(c)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Client;

(x)	maintain those records necessary to carry out SS&C’s duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)

calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding promptly to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)

process, generally on the date of receipt, purchases, repurchases, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, repurchases or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)

provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C, to ensure accuracy. SS&C is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)

as mutually agreed upon by the Parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, repurchases, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)

support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)

in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund.

(xx)

as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)

upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.

At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in Section E.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.

SS&C shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund’s instructions, prospectus or application as amended from time to time, for Fund, provided SS&C is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C’s cost of performing the services required hereunder at the current level of service, SS&C shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs.

4.

Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C provided that the requirements of the new funds are generally consistent with services then being provided by SS&C under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C’s then-standard pricing schedule.

5.

The parties agree that to the extent that SS&C provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C of Fund in this regard.

6.

Fund instructs and authorizes SS&C to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRAs.

7.

If applicable, SS&C will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

8.	Upon receipt of a Fund’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by Fund.

9.

Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares be repurchased and funds remitted therefor, such repurchases will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C to be duly authorized. SS&C reserves the right to refuse to transfer, exchange, sell or repurchase shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

10.	Changes and Modifications.

(i)

SS&C shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C provides Fund with revised operating procedures and controls.

(ii)

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C Confidential Information and SS&C may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) Fund hereby grants SS&C a perpetual, nonexclusive license for the sole purpose to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

11.

SS&C shall maintain a quality control process designed to provide a consistent level of quality and timeliness for transaction processing. SS&C’s performance of the services under this Agreement may be measured against key performance indicators, which may be established in good faith by mutual written agreement of the parties at a later time. The Parties agree to work together to resolve any performance issues in good faith. The Parties annually shall review and discuss SS&C’s performance of the services and shall make such changes as to which they mutually agree.

12.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)

Fund will notify SS&C of material changes to its Certificate of Trust, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C under the Agreement.

(iv)

If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund’s shares, Fund or Sponsor will give prompt notice thereof to SS&C.

(v)

Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C with a minimum of 12 months’ notice before the accounts are deconverted from SS&C, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

13.	Compliance.

(i)

SS&C shall perform the services under this Schedule A in conformance with SS&C’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable Law that SS&C has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

14.	Bank Accounts.

(i)

SS&C, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C shall deposit Funds SS&C receives for payment of dividends, distributions, purchases of Fund shares, repurchases of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)

SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.

Records. SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)

Annual purges by August 31: SS&C and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Fee Letter.

(ii)

Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)

Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.

Disposition of Books, Records and Canceled Certificates. SS&C may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

C.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Client.

(iv)	Is not responsible for determining the valuation of Client’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Client.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Client.

(vii)	Is not Client’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

APPENDIX 1

DELEGATION OF ANTI-MONEY LAUNDERING (AML)

& SANCTIONS COMPLIANCE OPERATIONS

1. Delegation.

1.1

In order to assist the Fund with its responsibilities to comply with certain BSA/AML and Sanctions (collectively “BSA/AML” for purposes of this document) compliance requirements[1] to which it is subject pursuant to its separate agreements with the Funds, the Transfer Agent has established and offers certain risk-based processes outlined herein (AML Services) that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; (ii) assist in the verification of persons opening accounts with the Funds; and (iii) perform sanctions screening to protect the Funds from engaging in prohibited transactions[2] with Specially Designated Nationals (SDNs)[3]. The Fund has reviewed these AML Services as described in the Compliance+ Manual (the “AML Procedures”) and desires to engage the Transfer Agent to provide such AML Services to the Fund consistent with the AML Procedures. The Fund remains responsible for assuring its compliance with applicable BSA/AML requirements.

1.2

Accordingly, subject to the terms and conditions set forth in the Agreement, the Fund hereby instructs and directs the Transfer Agent to apply and provide the AML Services as set forth herein on the Fund’s behalf. The Transfer Agent may, at any time, and at its sole discretion, modify the AML Services, with or without notice[4] to the Fund. The Fund’s continued use of AML Services following any such modification constitutes the Fund’s acceptance of the modified services.

1.3

The Transfer Agent agrees to provide such AML Services, with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement and the AML Procedures.

[1]	Generally the Bank Secrecy Act and USA PATRIOT Act of 2001, as amended
[2]

Prohibited transactions are trade or financial transactions and other dealings in which U.S. persons may not engage unless authorized by OFAC or expressly exempted by statute. Because each sanction program is based on different foreign policy and national security goals, prohibitions may vary between programs.

[3]

As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals” or “SDNs.” Their assets are blocked and U.S. persons are generally prohibited from dealing with them.

[4]	Modifications deemed administrative, ministerial or immaterial require no notice. Notice precedes modifications deemed material.

2. Limitation on Delegation.

2.1

The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to provide only the AML Services set forth herein and in the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the Fund’s requirement to comply with applicable BSA/AML rules or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for providing AML Services with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information.

3. AML Services5

3.1

Consistent with the Transfer Agency services provided and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, and as described in the AML Procedures SS&C shall provide the following denoted AML Services:

SERVICE	Performed (X)
Customer Identification Program Services including Beneficial Ownership -USA PATRIOT Act (USAPA) Section 326	X
Special Measures Imposed by the Secretary of the Treasury Processing – USAPA Section 311	X
Suspicious Activity Monitoring (Transaction Monitoring)—USAPA Section 356	X
Recordkeeping obligations imposed by AML/BSA; OFAC	X
Sanctions Program Screening (OFAC; OSFI; EU;FATF)	X
Mandatory Information Sharing with Law Enforcement—USAPA Section 314(a)	X
Due Diligence for Correspondent Accounts—USAPA Section 312	X
Enhanced Due Diligence for Certain Foreign Bank Correspondent Accounts—USAPA Section 312	X
Suspicious Activity Report (“SAR”) Preparation & Filing[6] and [7]	X
PEP Screening	X

[5]

The persons, account holders, accounts and transaction activity subject to review are subject to certain standard exclusions as set forth in written procedures provided to the Fund and that may be modified from time to time.

[6]

Reporting of known or suspected violations of law or suspicious activity observed by financial institutions related to criminal behavior, such as money laundering, fraud, the financing of terrorism, etc.

[7]

Promptly following the filing of each SAR, the Transfer Agent shall send to Fund (or its designee) at certain email addresses provided from time to time by the Fund, a copy of the SAR and evidence of filing; material in support of the SAR is available upon request.

SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between Client and SS&C, Client authorizes the following Client personnel to provide instructions to SS&C, and receive inquiries from SS&C in connection with Schedule A and the Agreement:

Name	Title
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[Reserved]

[Reserved]

This Schedule may be revised by Client by providing SS&C with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C’s receipt of the document and shall be incorporated into the Agreement.

Exhibit A

Information Security Program

This Exhibit is made subject to the terms of the Services Agreement (the “Agreement”), and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Exhibit shall prevail. The requirements of this Exhibit are applicable if and to the extent that SS&C creates, has access to, or receives from or on behalf of Client any Client Confidential Information (as defined in the Agreement) in electronic format.

1.	Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1. “SS&C Security Assessment” shall mean SS&C’s internal security assessment as described in Section 3.1 below.

1.2. “Mitigate” means SS&C’s deployment of security controls as reasonably necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3. “Remediation” or “Remediate”, means that SS&C has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a material risk to Client Confidential Information.

1.4. “Security Exposure” means an identified vulnerability that may be utilized to compromise Client Confidential Information.

1.5. “Security Incident” means the confirmed unauthorized disclosure of Client Confidential Information.

2.	General Requirements.

2.1. Policies and Procedures. SS&C shall maintain written information security management policies and procedures (configured in accordance with its risk assessment program) reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Client Confidential Information. Such policies and procedures will, at a minimum:

(a) assign specific data security responsibilities and accountabilities to specific individual(s);

(b) describe acceptable use of SS&C’s assets, including computing systems, networks, and messaging;

(c) provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(d) describe logging and monitoring of SS&C’s production environment, including logging and monitoring of physical and logical access to SS&C’s networks and systems that process or store Client Confidential Information;

(e) include an incident response process;

(f) enforce commercially reasonable practices for user authentication;

(g) include a formal risk management program which includes periodic risk assessments; and

(h) provide an adequate framework of controls reasonably designed to safeguard Client Confidential Information.

2.2. Subcontractors. To the extent that any unaffiliated subcontractor engaged by SS&C to provide services under the Agreement has access to, or receives from or on behalf of Client any unencrypted Client Confidential Information in electronic format, SS&C shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Client Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Exhibit), to the extent the terms of the Agreement and this Exhibit would be relevant to the subcontractor’s services provided.

2.3. IT Change and Configuration Management. SS&C shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, SS&C shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.4. Physical and Environmental Security. SS&C shall: (i) restrict entry to SS&C’s area(s) where Client Confidential Information is stored, accessed, or processed solely to SS&C’s personnel or SS&C authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.5. SS&C Employee Training and Access. SS&C shall: (i) train its employees on the acceptable use and handling of Client’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to SS&C’s information systems and services; and upon termination of any of SS&C’s employees, SS&C shall revoke such employee’s access to SS&C’s domain following termination of such individual and revoke such individual’s access to Client Confidential Information as soon as possible and in accordance with SS&C’s internal policies and procedures.

2.6. Change Notifications. SS&C may, in its sole discretion, revise SS&C information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with SS&C’s information security services provided to Client as of the date of execution of this Exhibit.

2.7. Patch Management. SS&C will use a risk-based patching method to determine the priority and sequencing of system patches that update the application, database and operating system layers. Patches for high-risk security issues are applied to systems on a risk-based timeframe that reflects the credible threats to the particular environment, and includes confirmation testing as needed, and therefore timeframes may differ.

2.8. Malicious code. SS&C also agrees to implement commercially reasonable software and other appropriate measures to scan for, detect and prevent the transmission from SS&C’s computers, hardware, networks and systems of any virus, malware, Trojan horse, worm, time bomb, drop dead device, or other malicious code.

2.9. Logging and Monitoring. SS&C will log and monitor all access to systems that contain such information to the extent that such logging and monitoring is within SS&Cs authority and capability to perform and is operationally feasible.

2.10. Encryption. SS&C shall employ industry recognized encryption algorithm (such as TLS, PGP, SFTP, AES) when communicating Client Data in SS&C’s possession or control over any public network or when using encryption to store Client data at rest. SS&C shall implement and comply with a formal encryption policy covering acceptable standards, algorithms, key administration practices, and certificates.

2.11. External Storage. SS&C will maintain backup information in secure storage and if stored off-site, in an encrypted format using industry standard of encryption.

2.12. Firewall Security. SS&C will employ firewall security to restrict network level access to computing resources.

3.	Due Diligence Supporting Materials; Security Assessment.

3.1. SS&C Security Assessment. As part of SS&C’s Security Assessment, SS&C will: (i) conduct periodic vulnerability scans (scoped using its risk assessment program) on externally-facing applications that may receive, access, process or store Client Confidential Information at SS&C’s expense; (ii) evaluate the results of the vulnerability scans and Mitigate or Remediate Security Exposures deemed material by SS&C’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate or Remediate Security Exposures discovered and deemed material by SS&C’s personnel within a reasonably appropriate time period in accordance with its internal security policies and procedures. In addition, SS&C will at least once per year, engage an independent external party to perform penetration testing on its externally-facing systems that may receive, access, process or store Client Confidential Information, and will provide Client with a letter confirming the testing has been performed (the “Vulnerability Confirmation Letter”). Client is not permitted to conduct penetration testing or other code scanning on SS&C’s environment and software.

3.2. Due Diligence Supporting Materials. Once annually, upon at least 30 days’ written notice from Client to SS&C and in response to Client’s due diligence efforts, SS&C will provide copies of its: (i) Standard Information Gathering (SIG) questionnaire or a questionnaire to the equivalent succeeding standard (“SIG”); (ii) if applicable, most recent relevant Service Organization Control (“SOC”) audit report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 18, Reporting on Controls at a Service Organization, or an audit to the equivalent succeeding standard; (iii) executive summary (excluding any proprietary content) of its information security policy; and (iv) Vulnerability Confirmation Letter.

3.3. Diligence Reviews. Upon at least 30 days’ written notice from Client to SS&C, not more than once per year, Client through its staff or agents (other than any Person that is a competitor of SS&C), may remotely conduct a reasonable review of information security policies to provide the Services under the Agreement (a “Review”). Client shall reasonably accommodate SS&C’s requests to reschedule any Review based on the availability of required resources. With respect to any Review, Client shall:

(a) Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b) For any information requests beyond the standard information provision, pay SS&C costs, including staff time at standard rates, except that SS&C will be reasonably available to answer any additional questions of Client, up to forty (40) hours per year, that are not already addressed by providing the documentation set forth within this Section 3.3 and would not require SS&C, in its sole good faith discretion, to disclose information that it deems highly sensitive.

(c) Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d) Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Client shall provide to SS&C upon request).